Exhibit 21.1

Subsidiary of the Registrant

Simtek GmbH, a company organized under the laws of Germany and a wholly-owned subsidiary of the registrant.

AgigA Tech, Inc., a Delaware corporation and a majority-owned subsidiary of the registrant.